Exhibit 99.1

Tripath Reiterates Fourth Quarter 2005 Guidance and Raises $5.0 Million in Secured Convertible Debt Financing

Crucial steps are achieved to support the Company’s fundamental growth strategy

San Jose, Calif., November 9, 2005 - Tripath Technology Inc. (Nasdaq: TRPH), creators of Class-T ® digital audio amplifiers and Digital Power Processing (DPP®), announced today that it closed a $5.0 million financing.

Under the terms of the financing, the Company is issuing to the institutional investors $5 million in principal amount of Senior Secured Convertible Debentures. The debentures are secured by all of the assets of the Company, including the Company’s intellectual property. They come fully due on November 8, 2007 and interest is payable at a rate of 6% per annum. Monthly principal and interest payments on the debentures begin on April 8, 2006. At the option of the Company and subject to certain conditions as specified in the debentures, interest payments are payable either in cash or in the Company’s Common Stock. The debentures are convertible into Common Stock at a conversion price of $0.37 per share. In the event of a reverse stock split or the delisting of the Company’s Common Stock from the Nasdaq Capital Market, the conversion price will be reset on the 60th calendar day following such event to the lower of either the then conversion price or the volume weighted average price of the Common Stock for the 10 trading days preceding the date of the reset. In addition, if the Company enters into an equity financing transaction while debentures are outstanding at a per share price that is less than the then conversion price, the conversion price will be adjusted to the lower issue price.

The Company is also issuing Series A and Series B common stock warrants to the investors. The Series A warrants are exercisable from November 8, 2005 until the earlier of July 1, 2006 or 30 days after the effectiveness date of the resale registration statement described below to purchase up to 6,756,757 shares of Common Stock of the Company at an exercise price of $0.37 per share., The Series B warrants are exercisable from May 8, 2006 until May 8, 2011 to purchase up to 8,720,930 shares of Common Stock of the Company at an exercise price of $0.43 per share. The Series A and Series B warrants contain a provision to adjust the respective exercise prices and the share amounts for which the warrants are exercisable in the event that the Company issues Common Stock in an equity financing at a per share price less than the then warrant exercise price. The warrants permit cashless exercise by the holder and contain a call provision, pursuant to which and under certain circumstances the warrants can be called by the Company.

The financing was completed through a private placement to accredited investors and is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company has agreed to file a registration statement covering the resale of the shares issuable to the investors upon the conversion of the debentures and the exercise of the warrants (the “resale registration statement”) within 30 days of the closing of the financing. As long as the debentures remain outstanding, the holders of the debentures have the right to participate in the Company’s future equity or equity-linked financings.

Dr. Adya S. Tripathi, President and CEO of the Company, commented, “We have continued to make progress in executing on our fundamental business strategy. This is evidenced by our expectation that the Company will report revenues of $3.3 to $3.5 million for our fourth fiscal quarter of 2005, ended September 30, 2005, in line with our previously stated guidance of revenue growth of 15% to 20% as compared to the third fiscal quarter of 2005.”

“We believe that these funds will allow the Company to work toward the achievement of significant milestones” he concluded.

The proceeds of the financing are expected to be used for general corporate purposes.

In connection with the financing, the Company will pay fees to its financial advisor aggregating $150,750 and will issue a warrant to its financial advisor a Series B warrant to purchase up to 233,721 shares of the Company’s Common Stock.

The debentures provide for a number of events of default, including but not limited to defaults under the numerous covenants contained in the debentures and the other financing documents. Upon an event of default, 130% of the outstanding principal of the debentures plus all accrued and unpaid interest become immediately due and payable. The Company’s Current Report on Form 8-K related to the financing contains more detailed information regarding the terms of the financing, including such events of default.

About Tripath Technology

Based in San Jose, Calif., Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP®), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP® under the brand name Class-T®. Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath please visit Tripath’s web site at www.tripath.com.

Safe Harbor Statement

Certain statements in this release concerning Tripath’s future financial and operating results, including expected revenues for the fourth fiscal quarter, and Tripath’s ability to achieve significant milestones, are forward-looking statements that involve a number of risks and uncertainties. Actual events and results could differ materially from those stated or implied from the forward looking statements. Tripath’s ability to achieve these results and milestones depends on many factors, such as its ability to continue to finance its operations and working capital requirements, silicon wafer pricing and the availability of foundry and assembly capacity and raw materials and our ability to develop competitive products. Also, the availability and pricing of competing products and technologies would effect sales and pricing of Tripath’s products. Tripath may experience fluctuations in the manufacturing yields of its third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of its products.

Certain statements in this release concerning the use of the proceeds of the financing are forward-looking statements that involve a number of risks and uncertainties. Actual events and results could differ materially from those stated or implied from the forward-looking statements. Tripath’s use of proceeds could change depending on unanticipated changes in its business needs or increased costs associated with defending litigation. Further information regarding these and other risks and uncertainties is included in the Company’s United States Securities and Exchange Commission filings, particularly our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2005, as filed with the Securities and Exchange Commission on September 12, 2005. Please refer to these and the other filings we make from time to time with the Securities and Exchange Commission. Tripath undertakes no obligation to update any forward looking statements.

Contact:

Tripath Technology Inc.

Jeffrey L. Garon

(408) 750-6801